EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES NEW BOARD MEMBER CRAIG TALL

TACOMA, WA, December 20, 2005—Labor Ready, Inc. (NYSE: LRW) has appointed Craig Tall to the company’s board of directors to fill the vacancy created by the recent death of Carl Schafer. Tall’s service with the board will commence effective January 1, 2006. Additionally, Tall will serve as a member of the compensation committee.

Tall has been the vice chair of corporate development for Washington Mutual since 1999. He has been with Washington Mutual since 1985 and a member of its executive committee from 1985 to March, 2005. During Craig’s tenure, Washington Mutual grew from $2 billion of assets to more than $350 billion. His management responsibilities included a variety of assignments, including mergers and acquisitions, commercial banking, consumer finance, Washington Mutual’s life insurance company, strategic planning, real estate, special credits and venture capital fund.

Before joining Washington Mutual, Tall was president and owner of Compensation Programs Inc., a national employee benefits consulting firm.

Tall holds a Bachelor of Science degree in economics from the Wharton School of Finance at the University of Pennsylvania. Tall was the founder and past president of the Seattle Academy of Arts and Sciences and has served as the President of the Board of Trustees of the Washington Chapter of the Leukemia and Lymphoma Society of America. He is a former board member of the Pacific Northwest Ballet, the Make-A-Wish Foundation and the American Cancer Society. He serves on the Boards of the American Heart Association and Space Needle Corporation, and on the program advisory council for the Puget Sound Blood Center.

“We are pleased Craig has accepted our invitation to join our Board of Directors,” said Labor Ready Chairman Bob Sullivan. “With his extensive background in corporate finance and insurance, he will be a valuable contributor to the board and the company as we continue to serve our communities by putting people to work.”

Tall said, “I am enthusiastically looking forward to joining the Board of Directors of Labor Ready.  The company has a terrific mission to put people to work and I look forward to using my talents and skills to help in the company’s future growth.  I am also excited about the opportunity to work with a very talented Board of Directors and management team.”

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction jobs, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the transportation, warehousing, hospitality, landscaping, construction, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 890 branch locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Stacey Burke, Director of Corporate Communications

253-680-8291